Exhibit 99.(a)(1)(M)

LETTER DATED JANUARY 23, 2008 FROM INVESTOR RELATIONS

RE:	EXPIRATION OF SUBSEQUENT OFFERING PERIOD

Dear Option Holder:

We are writing to inform you that the subsequent offering period (the “Subsequent Offering Period”) relating to our offer to issue shares of our common stock in exchange for Eligible Option Grants expired on January 22, 2008 at 5:00 p.m., U.S. Eastern time (the “Expiration Date”). During the Subsequent Offering Period, options to purchase an additional 156,050 shares of our common stock were tendered and accepted for exchange. As of the Expiration Date, options to purchase a total of 710,025 shares of our common stock, or 89.3% of the shares subject to Eligible Option Grants, were tendered and accepted for exchange. Please refer to our Offer to Exchange dated November 19, 2007 for the definition of any capitalized term not defined in this letter.

Please feel free to contact Investor Relations at (610) 640-1775 or by email at investorrelations@orthovita.com for further assistance.

Sincerely,

/s/ Albert J. Pavucek, Jr.
Chief Financial Officer